Exhibit 10.9

CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (this “Agreement”), dated as of November 15, 2021, is entered into among Pardes Biosciences, Inc., a Delaware corporation (the “Company”), and the persons and entities (each individually a “Purchaser,” and collectively, the “Purchasers”) named on the Schedule of Purchasers attached hereto (the “Schedule of Purchasers”).

WHEREAS, subject to the terms and conditions set forth herein, the Company wishes to issue and sell to the Purchasers, and the Purchasers wish to purchase from the Company, one or more convertible promissory notes in exchange for the consideration (the “Consideration”) set forth opposite each Purchaser’s name on the Schedule of Purchasers.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Agreement will have the meanings set forth in this Section 1.

1.1 “Common Stock” means the Company’s common stock, par value US$0.00001 per share.

1.2 “Conversion Shares” (for purposes of determining the type of Equity Securities issuable upon conversion of the Notes) means: (i) shares of the Equity Securities issued in the Next Equity Financing or (ii) if the Equity Securities issued in the Next Equity Financing consist of Preferred Stock having a liquidation preference, at the Company’s election (if applicable), shares of Shadow Preferred.

1.3 “Conversion Price” means the product of (x) 100% less the Discount and (y) the lowest per share purchase price of the Equity Securities issued in the Next Equity Financing.

1.4 “Corporate Transaction” means:

(a) the closing of the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Company’s assets; or

(b) the consummation of a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold a majority of the outstanding voting securities of the capital stock of the Company or the surviving or acquiring entity immediately following the consummation of such transaction).

For the avoidance of doubt, (i) a transaction will not constitute a “Corporate Transaction” if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction and (ii) the transactions contemplated by the Merger Agreement will not constitute a “Corporate Transaction.” Notwithstanding the foregoing, the sale of Equity Securities in a bona fide financing transaction will not be deemed a “Corporate Transaction.”

1.5 “Discount” means Fifteen Percent (15%); provided, however, that the Discount means zero percent (0%) in the event the Merger Agreement is terminated pursuant to Section 11.1 or Section 11.2(b) of the Merger Agreement.

1.6 “Equity Securities” means (a) Common Stock; (b) any securities conferring the right to purchase Common Stock; or (c) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) Common Stock. Notwithstanding the foregoing, the following will not be considered “Equity Securities”: (i) any security granted, issued or sold by the Company to any director, officer, employee, consultant or adviser of the Company for the primary purpose of obtaining or retaining their services; (ii) any convertible promissory notes or other convertible debt (including the Notes) issued by the Company; (iii) any SAFEs issued by the Company and (iv) any options, warrants or other rights to acquire Common Stock or Preferred Stock.

1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8 “Maturity Date” means, with respect to each Note issued under this Agreement, October 31, 2022.

1.9 “Merger Agreement” means the Agreement and Plan of Merger dated June 29, 2021, by and among FS Development Corp. II, the Company, Orchard Merger Sub, Inc. and Shareholder Representative Services, LLC, as amended and in effect on the date of this Agreement.

1.10 “Next Equity Financing” means the next sale (or series of related sales) by the Company of its Equity Securities following the date of termination of the Merger Agreement without completion of the merger contemplated thereby, in one or more offerings relying on exemption from the registration requirements of Section 5 of the Securities Act, from which the Company receives gross proceeds of not less than US$35 million (excluding, for the avoidance of doubt, proceeds from the issuance of any SAFEs or the aggregate principal amount of convertible debt (including the Notes)).

1.11 “Notes” means the one or more promissory notes issued to each Purchaser pursuant to Section 2, the form of which is attached hereto as Exhibit A.

1.12 “Preferred Stock” means preferred stock of the Company (regardless of class or series), whether now existing or hereafter created.

1.13 “Requisite Noteholders” means the holders of 65% or more of the aggregate principal amount of the Notes.

1.14 “SAFE” means any simple agreement for future equity (or other similar agreement) which is issued by the Company for bona fide financing purposes and which may convert into the Company’s capital stock in accordance with its terms.

1.15 “Securities Act” means the Securities Act of 1933, as amended.

1.16 “Shadow Preferred” means a series of Preferred Stock with substantially the same rights, preferences and privileges as the series of Preferred Stock issued in the Next Equity Financing, except that the per share liquidation preference of the Shadow Preferred will equal the Conversion Price calculated pursuant to Section 1.3, with corresponding adjustments to any price-based antidilution and/or dividend rights provisions.

2. Purchase and Sale of Notes. In exchange for the Consideration paid by each Purchaser, the Company will sell and issue to such Purchaser one or more Notes. Each Note will have a principal balance equal to that portion of the Consideration paid by such Purchaser for such Note, as set forth opposite such Purchaser’s name on the Schedule of Purchasers.

3. Closings.

3.1 Initial Closing. The initial closing of the sale of the Notes in return for the Consideration paid by each Purchaser (the “Initial Closing”) will take place remotely via the exchange of documents and signatures on the date of this Agreement, or at such other time and place as the Company and the Purchasers purchasing the aggregate principal amount of the Notes to be sold at the Initial Closing agree upon orally or in writing. At the Initial Closing, each Purchaser will deliver the Consideration to the Company and the Company will deliver to each Purchaser one or more executed Notes in return for the respective Consideration provided to the Company.

3.2 Subsequent Closings. In any subsequent closing (each a “Subsequent Closing”), the Company may sell additional Notes subject to the terms of this Agreement to any purchaser as it will select; provided that such sale will not take place later than one hundred fifty (150) days after the date of this Agreement; and provided further that the aggregate principal amount of Notes issued pursuant to this Agreement does not exceed US$25 million. Any subsequent purchasers of Notes will become parties to, and will be entitled to receive Notes in accordance with, this Agreement. Each Subsequent Closing will take place remotely via the exchange of documents and signatures or at such locations and at such times as will be mutually agreed upon orally or in writing by the Company and such purchasers of additional Notes. The Schedule of Purchasers will be updated to reflect the additional Notes purchased at each Subsequent Closing and the parties purchasing such additional Notes.

4. Conversion. Each Note will be convertible into Conversion Shares pursuant to this Section 4, if and only if, the Merger Agreement is terminated without completion of the merger contemplated thereby.

4.1 Next Equity Financing Conversion. The principal balance and unpaid accrued interest on each Note will automatically convert into Conversion Shares upon the closing of the Next Equity Financing. The number of Conversion Shares the Company issues upon such conversion will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest under each converting Note on a date that is no more than five (5) days prior to the closing of the Next Equity Financing by (y) the applicable Conversion Price. The issuance of Conversion Shares pursuant to the conversion of each Note will be on, and subject to, the same terms and conditions applicable to the Equity Securities issued in the Next Equity Financing (except that, in the event the Equity Securities to be issued in the Next Equity Financing are Preferred Stock with a liquidation preference, the Company may, at its election, issue shares of Shadow Preferred to the Purchaser in lieu of such Preferred Stock).

4.2 Mechanics of Conversion.

(a) Financing Agreements. Each Purchaser acknowledges that the conversion of the Notes into Conversion Shares pursuant to Section 4.1 may require such Purchaser’s execution of certain agreements relating to the purchase and sale of the Conversion Shares, as well as registration rights, rights of first refusal and co-sale, rights of first offer and voting rights, if any, to which the other shareholders of the relevant class of Conversion Shares are party generally (collectively, the “Financing Agreements”). Each Purchaser agrees to execute all of the Financing Agreements in connection with a Next Equity Financing.

(b) Certificates. As promptly as practicable after the conversion of each Note and the issuance of the Conversion Shares, the Company (at its expense) will issue and deliver to the holder thereof a certificate or certificates evidencing the Conversion Shares (if certificated), or if the Conversion Shares are not certificated, will deliver a true and correct copy of the Company’s share register reflecting the Conversion Shares held by such holder. The Company will not be required to issue or deliver the Conversion Shares until the holder of such Note has surrendered the Note to the Company (or provided an instrument of cancellation or affidavit of loss). The conversion of the Notes pursuant to Section 4.1 may be made contingent upon the closing of the Next Equity Financing.

5. Representations and Warranties of the Company. In connection with the transactions contemplated by this Agreement, the Company hereby represents and warrants to the Purchasers as follows:

5.1 Due Organization; Qualification and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to perform all obligations required to be performed by it hereunder. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify or to be in good standing would have a material adverse effect on the Company.

5.2 Authorization and Enforceability. Except for the authorization and issuance of the Conversion Shares, all corporate action has been taken on the part of the Company and its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Notes and the performance of all obligations required to be performed by the Company hereunder and thereunder. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Agreement and the Notes valid and enforceable in accordance with their terms. This Agreement, and, when executed and delivered by the Company in accordance with this Agreement, each Note, will constitute the Company’s valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6. Representations and Warranties of the Purchasers. In connection with the transactions contemplated by this Agreement, each Purchaser, severally and not jointly, hereby represents and warrants to the Company as follows:

6.1 Authorization. Each Purchaser has full power and authority (and, if such Purchaser is an individual, the capacity) to enter into this Agreement and to perform all obligations required to be performed by it hereunder. This Agreement, when executed and delivered by each Purchaser, will constitute such Purchaser’s valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.2 Purchase Entirely for Own Account. Each Purchaser acknowledges that this Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which such Purchaser confirms by executing this Agreement, that the Notes, the Conversion Shares, and any Common Stock issuable upon conversion of the Conversion Shares (collectively, the “Securities”) will be acquired for investment for such Purchaser’s own account, not as a nominee or agent (unless otherwise specified on such Purchaser’s signature page hereto), and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities. If other than an individual, each Purchaser also represents it has not been organized solely for the purpose of acquiring the Securities.

6.3 Disclosure of Information. Each Purchaser acknowledges that it has received all the information it considers necessary or appropriate to enable it to make an informed decision concerning an investment in the Securities.

6.4 Accredited Investor. Each Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

6.5 Restricted Securities. Each Purchaser understands that the Securities are “restricted securities” under U.S. federal and applicable state securities laws and that, pursuant to these laws, such Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and registered or qualified by state authorities, or an exemption from such registration and qualification requirements is available.

7. Miscellaneous.

7.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties; provided, however, that the Company may not assign its obligations under this Agreement, except in connection with consummation of the merger contemplated by the Merger Agreement, without the written consent of the Requisite Noteholders. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.2 Choice of Law. This Agreement and the Notes, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

7.3 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, email (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are included for convenience only and are not to be considered in construing or interpreting this Agreement.

7.5 Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, or other address as subsequently modified by written notice given in accordance with this Section 7.5).

7.6 No Finder’s Fee. Each party represents that it neither is nor will be obligated to pay any finder’s fee, broker’s fee or commission in connection with the transactions contemplated by this Agreement. Each Purchaser agrees to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated by this Agreement (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold each Purchaser harmless from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the transactions contemplated by this Agreement (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

7.7 Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

7.8 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

7.9 Entire Agreement; Amendments and Waivers. This Agreement, the Notes and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. The Company’s agreements with each of the Purchasers are separate agreements, and the sales of the Notes to each of the Purchasers are separate sales. Notwithstanding the foregoing, any term of this Agreement or the Notes may be (i) amended with the written consent of the Company and each Noteholder to be bound by such amendment or other modification or (ii) waived only with the written consent of the party or parties waiving compliance. Any waiver or amendment effected in accordance with this Section 7.9 will be binding upon each party to this Agreement and each holder of a Note purchased under this Agreement then outstanding and each future holder of all such Notes.

7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provisions were so excluded and this Agreement will be enforceable in accordance with its terms.

7.11 Transfer Restrictions.

(a) “Market Stand-Off” Agreement. To the extent Purchaser is a party to that certain Investor Rights Agreement dated as of January 19, 2021, by and among the Company and the investors listed on Schedule A thereto (the “Investor Rights Agreement”), such Purchaser agrees and acknowledges that any Equity Securities issued by Company upon conversion of a Note shall be deemed “Registrable Securities” under the Investors’ Rights Agreement and shall be subject to the provisions therein, including the Market Stand-Off Agreement and Restrictions on Transfer. To the extent the Purchaser is not currently a holder of Equity Securities of the Company, such Purchaser shall execute and deliver to the Company (i) a counterpart signature page to the Voting Agreement dated as of January 19, 2021, by and among the Company and the stockholders a party thereto, and (ii) a “Market Stand-Off” Agreement in form and substance acceptable to the Company and comparable to the “Market Stand-Off” and lock-up provisions applicable to other holders of common stock in the Company.

(b) Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth in this Agreement, each Purchaser agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to make the representations and warranties set out in Section 6 and the undertaking set out in Section 7.12(a) of this Agreement and:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition, and such disposition is made in connection with such registration statement; or

(ii) such Purchaser has (A) notified the Company of the proposed disposition; (B) furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; and (C) if requested by the Company, furnished the Company with an opinion of counsel reasonably satisfactory to the Company that such disposition will not require registration under the Securities Act.

(c) Legends. Each Purchaser understands and acknowledges that the Securities may bear the following legend:

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

7.12 Exculpation among Purchasers. Each Purchaser acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. Each Purchaser agrees that no other Purchaser, nor the controlling persons, officers, directors, partners, agents, stockholders or employees of any other Purchaser, will be liable for any action heretofore or hereafter taken or not taken by any of them in connection with the purchase and sale of the Securities.

7.13 Acknowledgment. For the avoidance of doubt, it is acknowledged that each Purchaser will be entitled to the benefit of all adjustments in the number of shares of the Company’s capital stock as a result of any splits, recapitalizations, combinations or other similar transactions affecting the Company’s capital stock underlying the Conversion Shares that occur prior to the conversion of the Notes.

7.14 Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Agreement and the Notes and any agreements executed in connection herewith or therewith.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PARDES BIOSCIENCES, INC.

By:	/s/ Uri A. Lopatin
Name:	Uri A. Lopatin, M.D.
Title:	Chief Executive Officer

Address:
2173 Salk Ave. Suite 250, PMB #052
Carlsbad, CA 92008

Email Address: uri@pardesbio.com
With copy to: elacy@pardesbio.com

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

FORESITE CAPITAL FUND V, L.P.

By:	Foresite Capital Management V, LLC
Its General Partner

By:	/s/ Dennis D. Ryan
Name:	Dennis D. Ryan
Title:	Chief Financial Officer

Address:	900 Larkspur Landing Circle
Suite 150
Larkspur, CA 94939

Email Address: dennis@foresitecapital.com

FORESITE CAPITAL OPPORTUNITY FUND V, L.P.

By:	Foresite Capital Opportunity Management V, LLC,
Its General Partner

By:	/s/ Dennis D. Ryan
Name:	Dennis D. Ryan
Title:	Chief Financial Officer

Address:	900 Larkspur Landing Circle
Suite 150
Larkspur, CA 94939

Email Address: dennis@foresitecapital.com

SCHEDULE OF Purchasers

Initial Closing Date: November 15, 2021

Purchaser	Consideration and Principal Balance of Promissory Note
FORESITE CAPITAL FUND V, L.P.	$5,000,000.00
FORESITE CAPITAL OPPORTUNITY FUND V, L.P.	$5,000,000.00
TOTAL	$10,000,000.00

Subsequent Closing Date: TBD

Purchaser	Consideration and Principal Balance of Promissory Note
TBD	$	[AMOUNT].00
TBD	$	[AMOUNT].00
TOTAL		$15,000,000.00

EXHIBIT A

Form of Convertible Promissory Note

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

CONVERTIBLE PROMISSORY NOTE

No. CN-[NUMBER]	Date of Issuance
US$[PRINCIPAL AMOUNT]	[DATE]

FOR VALUE RECEIVED, Pardes Biosciences, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of [PURCHASER NAME] (the “Holder”), the principal sum of US$[PRINCIPAL AMOUNT], together with interest thereon from the date of this Note. Interest will accrue at a simple rate of 4% per annum. Unless earlier converted into Conversion Shares pursuant to Section 4 of that certain Convertible Note Purchase Agreement dated November __, 2021, by and among the Company, the Holder and the other parties thereto (the “Purchase Agreement”), the principal and accrued interest of this Note will be due and payable by the Company at the earlier of (i) the closing of the merger contemplated by the Merger Agreement, (ii) the closing of a Corporate Transaction, and (iii) any time on or after the Maturity Date at the Company’s election or upon demand by the Holder.

This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not defined herein will have the meanings set forth in the Purchase Agreement.

1. Payment. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal. Prepayment of principal, together with accrued interest, may not be made without the written consent of the Holder, except in the event of a Corporate Transaction or the closing of the merger contemplated under the Merger Agreement.

2. No Security Interest. This Note is a general unsecured obligation of the Company.

3. Priority. This Note is subordinated in right of payment to all current and future indebtedness of the Company for borrowed money (whether or not such indebtedness is secured) to banks, commercial finance lenders or other institutions regularly engaged in the business of lending money (the “Senior Debt”). The Company hereby agrees, and by accepting this Note, the Holder hereby acknowledges and agrees, that so long as any Senior Debt is outstanding, upon notice from the holders of such Senior Debt (the “Senior Creditors”) to the Company that an event of default, or any event which the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Debt (a “Default Notice”), the Company will not make, and the Holder will not receive or retain, any payment under this Note. Nothing in this paragraph will preclude or prohibit the Holder from receiving and retaining any payment hereunder unless and until the Holder has received a Default Notice (which will be effective until waived in writing by the Senior Creditors or until irrevocable payment in full of the Senior Debt) or from converting this Note or any amounts due hereunder into Equity Securities.

4. Conversion of the Notes. This Note and any amounts due hereunder will be convertible into Conversion Shares in accordance with the terms of Section 4 of the Purchase Agreement.

5. Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice among the Company and the Holder will be governed by the terms of the Purchase Agreement.

6. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the respective successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note, except in connection with consummation of the merger contemplated by the Merger Agreement, without the written consent of the Requisite Noteholders. Any transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Holder and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other Purchasers (or their respective successors or assigns).

7. Officers and Directors not Liable. In no event will any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

8. Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holders as a payment of principal.

9. Choice of Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

PARDES BIOSCIENCES, INC.

By:
Uri A. Lopatin, M.D.
Chief Executive Officer